STATE OF TENNESSEE

COUNTY OF RUTHERFORD

Limited Power of Attorney

Know all men by these presents that the undersigned, James R. Jobe, of Murfreesboro, Tennessee, does hereby make, constitute and appoint Ann S. Benson as my true and lawful attorney-in-fact for me and in my name, place and stead, and on my behalf and for my use and benefit authorizing her to solely:

Sign any Securities and Exchange Commission ("SEC") documents reporting the purchase or sale of the equity securities of National Health Realty, Inc. from time to time, including but not limited to SEC Forms 3, 4 and 5. This Power of Attorney shall lapse upon my resignation or termination as a director or officer of National Health Realty, Inc.

Date: 5/9/06 s/James R. Jobe

James R. Jobe

Sworn to and certified before me, a Notary Public

in and for said County and State, on this the 9th day

of May, 2006.

s/Barbara Harris

Notary Public

My Commission expires: 8-20-2007